Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Dennis D. Cirucci, CEO
Peter J. Meier, CFO
	Telephone:	610-353-2900

ALLIANCE BANCORP, INC. OF PENNSYLVANIA
ANNOUNCES REPURCHASE PROGRAM AND
INCREASE IN QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  January 25, 2008 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced that its Board of Directors authorized the repurchase of up to 325,125 shares, or 10% of the outstanding common stock other than shares owned by Alliance Mutual Holding Company, commencing on January 30, 2008, the one year anniversary of the completion of the mid-tier stock holding company reorganization of Alliance Bank.   The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $0.06 per share, payable on February 22, 2008 to the shareholders of record at the close of business on February 8, 2008, an increase of 20% from the prior quarterly dividend.

Repurchases are authorized to be made by the Company from time to time in open-market or privately-negotiated transactions during the next twelve months as, in the opinion of management, market conditions warrant.  The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that “As part of the Company’s long-term capital management strategy, the Board of Directors has implemented a stock repurchase program at the earliest time permitted by federal regulations.  The Company’s strong capital position and profitability continue to afford the Board the ability to enhance shareholder value through stock repurchases as well as an increase in the Company’s regular quarterly cash dividend.”

The Company is the “mid-tier” holding company for Alliance Bank and is 55% owned by Alliance Mutual Holding Company and 45% owned by public shareholders.  A principal reason for the formation of the Company was to facilitate the ability to repurchase shares without adverse tax consequences.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

541 Lawrence Road * Broomall, PA 19008-3599 * Phone: 610*353*2900 * Fax: 610*359*6908
www.allianceanytime.com

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
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